Exhibit 10.28

NOVASTAR FINANCIAL, INC.

EMPLOYMENT AGREEMENT

FOR

JEFFREY AYERS

Jeffrey Ayers is Senior Vice President, General Counsel and Secretary of the Company. Mr. Ayers has an oral agreement with the Company for “at will” employment which includes the following:

Mr. Ayers:

1.	will be entitled to a salary, adjusted annually by the Compensation Committee;

2.	will participate in the Company’s annual incentive bonus program, as determined by the Compensation Committee;

3.	will be eligible for incentive awards under the Company’s Incentive Stock Plan, as determined by the Compensation Committee;

4.	will be eligible to participate in the Company’s Deferred Compensation Plan;

5.	will be covered by medical and disability insurance and other forms of health, life and other insurance and/or benefits provided by the Company to its employees; and

6.	will be entitled to vacation, paid sick leave and all other employee benefits provided by the Company to its employees.